Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

PRICING SUPPLEMENT

(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)

Pricing Supplement Number: 2867

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

Original Issue Discount Notes due October 4, 2037

Principal Amount:	$50,000,000

Issue Price:	$6,255,408 (12.510816% of principal amount)

Denominations:	$1,000 and integral multiples thereof

Purchase Price to Underwriter:	12.260816% of principal amount

Underwriting Discount:	0.25%

CUSIP Number:	59018YK75

Interest Rate:	0.00%

Accrual Rate:	7.0500001% accretion yield, semi-annually, 30/360, compounded and paid at the earlier of the Redemption Date (as defined below) or maturity

Original Issue Date:	October 4, 2007

Stated Maturity Date:	October 4, 2037

Interest Payment Dates:	None

Repayment at the Option of the Holder:	The Notes cannot be repaid at the option of the holder prior to the Stated Maturity Date.

Redemption at the
Option of the Company:	On April 4 or October 4 of each year, commencing October 4, 2012, Merrill Lynch & Co., Inc. (the “Company”) may redeem the Notes (if elected, the “Redemption Date”) in whole, but not in part, with not less than five Business Days notice, prior to the Redemption Date for a redemption price specified in the Redemption Schedule shown below. If a Redemption Date falls on a day that is not a Business Day, the Notes will be redeemed on the immediately succeeding Business Day and no additional interest will accrue as a result of such delayed redemption.

Form:	The Notes will be issued in fully registered book-entry form. As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the “depository”), as depositary, and registered in the name of Cede & Co., DTC’s partnership nominee.

Trustee:	The Bank of New York

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”)

Business Day:	Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:	September 28, 2007

Redemption Schedule

Redemption Date	Redemption Price
	(% of principal amount)	(per $1,000 principal amount of the Notes)
10/4/2012	17.690415%	$176.90415
4/4/2013	18.314003%	$183.14003
10/4/2013	18.959571%	$189.59571
4/4/2014	19.627896%	$196.27896
10/4/2014	20.319779%	$203.19779
4/4/2015	21.036052%	$210.36052
10/4/2015	21.777572%	$217.77572
4/4/2016	22.545232%	$225.45232
10/4/2016	23.339951%	$233.39951
4/4/2017	24.162685%	$241.62685
10/4/2017	25.014419%	$250.14419
4/4/2018	25.896178%	$258.96178
10/4/2018	26.809018%	$268.09018
4/4/2019	27.754036%	$277.54036
10/4/2019	28.732365%	$287.32365
4/4/2020	29.745181%	$297.45181
10/4/2020	30.793699%	$307.93699
4/4/2021	31.879177%	$318.79177
10/4/2021	33.002918%	$330.02918
4/4/2022	34.166271%	$341.66271

10/4/2022	35.370632%	$353.70632
4/4/2023	36.617447%	$366.17447
10/4/2023	37.908212%	$379.08212
4/4/2024	39.244476%	$392.44476
10/4/2024	40.627844%	$406.27844
4/4/2025	42.059975%	$420.59975
10/4/2025	43.542590%	$435.42590
4/4/2026	45.077466%	$450.77466
10/4/2026	46.666447%	$466.66447
4/4/2027	48.311439%	$483.11439
10/4/2027	50.014417%	$500.14417
4/4/2028	51.777425%	$517.77425
10/4/2028	53.602580%	$536.02580
4/4/2029	55.492071%	$554.92071
10/4/2029	57.448166%	$574.48166
4/4/2030	59.473214%	$594.73214
10/4/2030	61.569645%	$615.69645
4/4/2031	63.739975%	$637.39975
10/4/2031	65.986809%	$659.86809
4/4/2032	68.312844%	$683.12844
10/4/2032	70.720872%	$707.20872
4/4/2033	73.213783%	$732.13783
10/4/2033	75.794568%	$757.94568
4/4/2034	78.466327%	$784.66327
10/4/2034	81.232265%	$812.32265
4/4/2035	84.095703%	$840.95703
10/4/2035	87.060076%	$870.60076
4/4/2036	90.128944%	$901.28944
10/4/2036	93.305989%	$933.05989
4/4/2037	96.595025%	$965.95025
10/4/2037	100.000000%	$1,000.00000

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